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                                 EXHIBIT NO. 11




                            COMPUTATION OF EARNINGS
                                   PER SHARE
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

                          THE PROGRESSIVE CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                     (millions - except per share amounts)

                                     1993                               1992                       1991
                             ----------------------------------------------------------------------------------
                                             Per                              Per                          Per
                             Amount         Share               Amount       Share          Amount        Share
                             ----------------------------------------------------------------------------------
 PRIMARY:
 Net income                  $267.3                             $153.8                       $32.9

 Less:  Preferred stock
  dividends                    (9.2)                              (9.4)                       (5.8)
                             ----------------------------------------------------------------------------------
                             $258.1         $3.59               $144.4       $2.32           $27.1        $ .41
                             ==================================================================================

 Average shares
  outstanding                  69.3                               60.7                        65.4
 Net effect of dilutive
  stock options                 2.5                                1.6                         1.2
                             ----------------------------------------------------------------------------------
   Total                       71.8                               62.3                        66.6
                             ==================================================================================

 FULLY DILUTED:

 Net income                  $267.3                             $153.8                       $32.9
 Add:  Interest on
  convertible debt
    instrument (net of
    taxes)                       --                                3.0                         4.3
 Less:  Preferred stock
  dividends                    (9.2)                              (9.4)                       (5.8)
                             ----------------------------------------------------------------------------------
                             $258.1         $3.58               $147.4       $2.05           $31.4        $  **
                             ==================================================================================

 Average shares
  outstanding                  69.3                               60.7                        65.4
 Net effect of dilutive
  stock options                 2.7                                2.6                         1.2
 Net effect of convertible
  debt instrument                --                                8.6                         9.0
                             ----------------------------------------------------------------------------------
   Total                       72.0                               71.9                        75.6
                             ==================================================================================

**1991 earnings were antidilutive and, therefore, reported on a primary basis.

All share and per share amounts were adjusted for the December 8, 1992 3-for-1 stock split.